AGREEMENT OF SALE AND PURCHASE
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         This  Agreement  dated  as of  October  16,  2000,  by and  between  JN
EXPLORATION & PRODUCTION LIMITED PARTNERSHIP, a Delaware limited partnership ("JN E&P"), COLT RESOURCES CORPORATION, a Delaware corporation ("Colt") and PRINCEPS PARTNERS, INC., a Colorado corporation ("Princeps") (JN E&P, Colt and Princeps being hereinafter called the "JN Group"), THE WILLIAM G. HELIS COMPANY, L.L.C., a Louisiana limited liability company ("Helis"), (the JN Group and Helis being hereinafter called "Sellers") and ST. MARY LAND & EXPLORATION COMPANY, a Delaware corporation (hereinafter called "Buyer").


                              W I T N E S S E T H:

1. Property to be Sold and Purchased. Sellers agree to sell and convey and Buyer agrees to purchase, for the consideration hereinafter set forth, and subject to the terms and provisions herein contained, the following described properties, rights and interests:

(a) All of Sellers' right, title and interest in and to the oil, gas and/or mineral leases described in Exhibit A hereto (and any ratifications and/or amendments to such leases, whether or not such ratifications or amendments are described in Exhibit A) (the "Leases"); and

(b) Without limitation of the foregoing, all other right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) of Sellers in and to the oil, gas and other minerals in and under or that may be produced from the lands and depths described in Exhibit A hereto or described in any of the Leases (including, without limitation, interests in oil, gas and/or mineral leases covering such lands and depths, overriding royalties, production payments and net profits interests in such lands and depths or such leases, and fee mineral interests, fee royalty interests and other interests in such oil, gas and other minerals), even though Sellers' interest in such oil, gas and other minerals may be incorrectly described in, or omitted from, such Exhibit A; and

(c) All right, title and interest of Sellers in and to all materials, supplies, machinery, equipment, improvements and other personal property and fixtures, including, but not by way of limitation, all wells and Sellers' ownership interest therein as set forth on Exhibit B (the "Wells"), together with the production therefrom, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other equipment, which are located on the properties described in subsections (a), (b) and (d) in this Section 1 and used in connection with the exploration, development, operation or maintenance thereof; and

(d) All right, title and interest of Sellers in and to, or otherwise derived from, all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders, including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, and voluntary unitization agreements, designations and/or declarations, relating to the properties described in subsections (a), (b) and (c) above, to the extent, and only to the extent, such rights, titles and interests are attributable to the properties described in subsections (a), (b) and
         (c) above; and

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(e)       All right,  title and  interest  of  Sellers  in and to all  presently
          existing  permits,  licenses,  servitudes,   rights-of-way,   division
          orders, gas purchase and sale agreements (wherein any Seller is a selling party), crude oil purchase and sale agreements (wherein any Seller is a selling party), surface leases, farmin agreements, farmout agreements, bottomhole agreements, acreage contribution agreements, operating agreements, unit agreements, processing agreements, and all other contracts or agreements that are appurtenant to or used or held for use in connection with the operation of the leases, which relate to any of the properties described in subsections (a), (b), (c) and
          (d) above, to the extent, and only to the extent, such rights,  titles
          and  interests  are  attributable  to  the  properties   described  in
          subsections (a), (b), (c) and (d) above; and

(f) All of Sellers' original title, contract and lease files, title opinions, abstracts and other title information, production records, well files, accounting records (but not including general financial accounting or tax accounting records), all technical information in the possession of Sellers, seismic records and surveys, electric logs, geological or geophysical data and records (to the extent that Sellers have the legal right to transfer such technical information, seismic records and other geological and geophysical data and records to Buyer), and other files and copies of Sellers' computer records relating or pertaining to the Leases, lands, wells, equipment or contracts which affect or relate to the Properties described above, documents and records which directly relate to the properties described above.


         The  properties  and interests  specified in the foregoing  subsections
(a), (b) and (c) are herein sometimes collectively called the "Oil and Gas Properties," and the properties and interests specified in the foregoing subsections (a), (b), (c), (d), (e) and (f) are herein sometimes collectively called the "Properties".

2. Purchase Price. The purchase price for the Properties shall be Thirty-Seven Million, Two Hundred Thousand Dollars ($37,200,000) (herein called the "Base
Purchase Price"). Such Base Purchase Price may be adjusted as hereinafter provided (the Base Purchase Price, as so adjusted, and as the same may otherwise be adjusted by mutual agreement of the parties, being herein called the "Purchase Price"). The Purchase Price shall be paid in cash at the Closing as hereinafter provided, to the Sellers in the proportions set forth on Exhibit B-1 attached hereto and made a part hereof.

3. Deposit. Contemporaneously with the execution of this Agreement, Buyer has paid to Sellers the amount of Three Million Seven Hundred Twenty Thousand Dollars ($3,720,000.00) (hereinafter called the "Deposit"). If the sale hereunder is consummated in accordance with the terms hereof, the Deposit shall be applied to the Purchase Price to be paid by Buyer at the Closing. In the event this Agreement is terminated by Buyer or Sellers in accordance with the terms hereof, or in the event the transaction contemplated hereby is not consummated due to a default by Sellers which occurs in the absence of a default by Buyer, then the Deposit shall be promptly returned to Buyer. Except as provided in the preceding sentence, if Buyer fails or refuses to consummate the transaction contemplated by this Agreement and in the absence of default by Sellers, Sellers shall retain the Deposit as liquidated damages and Buyer shall have no further liability hereunder except as set forth in Sections 6(a) and 20(e). The parties agree that damages in such an event would be extremely difficult to determine, that the Deposit represents a fair and reasonable estimate of such damages under the circumstances, and that such a retention of the Deposit does not constitute a Penalty.

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

4. Representations and Warranties of Sellers. Each Seller severally and individually (and not jointly and severally) represents and warrants to Buyer that:

(a) Such Seller is an entity duly formed and legally existing under the laws of the state of its formation, and is qualified to do business in and in good standing under (to the extent that the law of such state provide therefor) each state in which its Oil and Gas Properties are located where the laws of such state require such an entity owning the Oil and Gas Properties to qualify to do business;

(b) Such Seller has full power under the provisions of applicable law to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement and performance of its obligations hereunder;

(c) Other than requirements (if any) that there be obtained consents to assignment or waivers of preferential rights to purchase from third parties, and except for approvals ("Routine Governmental Approvals") required to be obtained from governmental entities who are lessors under leases forming a part of the Oil and Gas Properties (or who administer such leases on behalf of such lessors) which are customarily obtained post-closing, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will violate or result in any default under any agreement or instrument to which such Seller is a party or by which such Seller or the Properties are bound, or violate any order, writ, judgment, injunction, decree, statute, rule or regulation applicable to such Seller or to the Properties or result in a lien, charge or other encumbrance on the Properties;

(d) This Agreement constitutes, and the Conveyance and all other documents required to be delivered at Closing will, when executed and delivered, constitute, the legal, valid and binding obligation of such Seller, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor's rights and as limited by general equitable principles;

(e) Except as disclosed in Exhibit D to this Agreement, to the knowledge of the officers (or other similar representatives) of such Seller set forth on Exhibit "G" hereto (the knowledge of such persons being hereinafter called "Seller's Knowledge"), there is no written claim or demand or pending lawsuit, nor any compliance order, notice of probable violation or similar governmental action, pending or threatened before any court or governmental agency that (i) would result in an impairment or loss of title to any part of the Property, or impairment of the value thereof, (ii) would hinder or impede the operation of the Property, or (iii) seeks to restrain or prohibit, or to obtain substantial damages from such Seller, with respect to this Agreement or the consummation of all or part of the transactions contemplated in this Agreement;

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(f)      To Seller's  Knowledge and subject to the provisions of this paragraph, the historical production and expense data described on the Albrecht ARIES Engineering disk and in the JN Resources, Inc/The William G. Helis Company, L.L.C. Summary Brochure and Detail Brochure - Mid
         Continent" which were provided on behalf of Sellers to Buyer (the "Information"), and any supplement thereto, was substantially complete and correct as of the date of such delivery. Except as set forth in this paragraph 4(f) no representation or warranty of any kind are made by Sellers as to the Information or with respect to the interests to which the Information relates and Buyer expressly agrees that any conclusions drawn therefrom shall be the result of its own independent review and judgment. The representations contained in this paragraph shall apply only to matters of fact, and shall not apply to any
         information,    data,    printouts,    extrapolations,     projections,
         documentation, maps, graphs, charts, or tables which reflect, depict, present, portray, or represent, or which are based upon or derived
         from,  in  whole  or  in   part,   interpretation  of  the  Information
         including, but not limited to, matters of geological, geophysical, engineering, or scientific interpretation;

(g) The transfer of the Properties to Buyer does not violate any covenants or restrictions imposed on such Seller by any bank or other financial institution under any mortgage or other similar instrument, and will not result in the creation or imposition of a lien on any portion of the Properties;

(h) Except as disclosed by such Seller in writing, to Seller's Knowledge, such Seller is in material compliance with all laws, rules, regulations, ordinances, codes, orders, licenses, concessions and permits pertaining to the Properties. The representation in this paragraph 4(h) does not extend to compliance with environmental laws, rules, regulations, or permits pertaining to the ownership or operation of the Properties, which is separately addressed in other provisions of this Agreement;

(i) To Seller's Knowledge, (i) such Seller has all material governmental licenses and permits and has properly made all material filings, necessary or appropriate to obtain those licenses and permits to own and operate the Properties, (ii) such licenses, permits and filings are in full force and effect, (iii) no material violations exist in respect of any such licenses, permits or filings, and (iv) no proceeding is pending or has been threatened in writing challenging, or seeking the revocation or limitation of any such licenses, permits or filings;

(j) To Seller's Knowledge, and except with respect to matters that would not have a material adverse effect on the Oil and Gas Properties taken as a whole (a "Material Adverse Effect") (i) the terms of the Leases, operating agreements, production sales contracts, farmout agreements and other contracts or agreements respecting the Properties can be found either of record in the counties in which the Properties are located or are reflected or referenced in Sellers' files, and (ii) the Leases and the contracts affecting the Leases are currently in full force and effect in accordance with their applicable terms. Such Seller has not received any written notice asserting a claim of any defaults, offsets, or cancellations from any lessors with respect to the Leases, or from any other party under any of the contracts or agreements to which such Seller is a party and which affect the Properties, which would reasonably be expected to have a Material Adverse Effect;

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

(k) To Seller's Knowledge, and except as described on Exhibit E, such Seller is not obligated by virtue of any prepayment arrangement under any contract for the sale of hydrocarbons, including "take or pay" obligation, hedging or forward sale agreements, or similar provisions or a production payment or any other arrangement to deliver hydrocarbons from the Properties at some future time without then or thereafter receiving full payment therefor;

(l) To Seller's Knowledge, there are no surface use or access agreements currently in force and effect that materially interfere with the manner in which oil and gas operations are currently taking place on the Leases;

(m) To Seller's Knowledge, none of the Wells included within the Properties has been represented by its operator, either in a pending AFE or other written proposal, to other well participants as being currently required to be plugged and abandoned;

(n) All ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom with respect to the Properties for all periods prior to the Effective Date have been properly paid and all such taxes and assessments which must be paid prior to the Closing shall have been properly paid by Seller;

(o) To Seller's Knowledge, the oil and gas operations being conducted on the Properties do not violate any Federal, state, or local, (including common law), ordinance, rule, standard, prohibition, or regulation relating to health, safety, or the environment including, without limitation, the Comprehensive Environmental Response,
         Compensation and Liability Act 42 U.S.C. 9601 et seq., as amended ("CERCLA"), the Resource Conservation and Recovery Act ("RCRA"), the Clean Air Act, the Clean Water Act and the Safe Drinking Water Act, or any other pertinent rule, order, regulation, or statute, whether state, federal or local, and pertaining to environmental matters as the same exist as of the Effective Date (collectively "Environmental Laws"). To Seller's Knowledge, such Seller has timely filed all required reports, obtained all required approvals and permits, and generated and maintained all required data, documentation and records which such Seller is required to file under any applicable Environmental Laws;

(p) To Seller's Knowledge, there has not been, and is not occurring, any discharge or release of any "Hazardous Substances" in, on or around any of the Properties of Sellers in amounts or concentrations which reasonably could be expected to give rise to liabilities or obligations exceeding $50,000 in any instance or exceeding $150,000 in the aggregate (net to the interests of Sellers therein) and such Seller warrants that Buyer does not, and after Closing will not, have any liabilities or obligations in excess of the aforesaid amounts with respect to the introduction of Hazardous Substances into the environment for activities relating to the operation of the Properties prior to Closing. For purposes of this Agreement, the term "Hazardous Substances" shall mean any material regulated as such or addressed as such under any Environmental Laws;

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(q)      Such Seller has not sent Hazardous  Substances to a site which pursuant to CERCLA, RCRA, or any similar state law has been placed, or is proposed to be placed, on the "National Priority List" of hazardous waste sites or which is subject to a claim, an administrative order or other request to take any cleanup, removal, or remedial action or to pay for any costs relating to such site;

(r) To Seller's Knowledge, there is no existing naturally occurring radioactive material (NORM) within the Properties in excess of levels permitted by applicable Environmental Laws;
(s) To Seller's Knowledge there are no pending or threatened claims nor any basis for claims against such Seller relating to the Properties under Environmental Laws which would reasonably be expected to have a Material Adverse Effect;

(t) Such Seller has not constructed, placed, deposited, stored, disposed of nor located on the Properties any polychlorinated biphenyls (PCBs) nor transformers, compressors nor other equipment which contains PCBs; and

(u) Except as set forth on Exhibit F attached hereto and made a part hereof, to Seller's Knowledge, there are no calls on production or production purchase agreements that cannot be terminated with sixty
         (60) days (or less) prior written notice, in place which will burden the Oil and Gas Properties in any material respect from and after the Closing.

5. Representations and Warranties of Buyer. Buyer represents and warrants to Sellers that:

(a) Buyer is a corporation duly organized and legally existing and under the laws of the State of Delaware, and is qualified to do business and in good standing in each of the states in which Oil and Gas Properties are located where the laws of such state would require a corporation owning the Oil and Gas Properties located in such state to qualify to do business.

(b) Buyer has full power to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement and performance of its obligations hereunder.

(c)      Neither  the  execution  and  delivery  of  this  Agreement,   nor  the
         consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Buyer is a party or by which the Properties are bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or to the Properties.

(d) This Agreement constitutes, and the Conveyance provided for herein to be delivered at Closing will, when executed and delivered, constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor's rights and as limited by general equitable principles.

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

(e) There are no pending suits, actions, or other proceedings in which Buyer is a party which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(f) Buyer is a knowledgeable purchaser, owner and operator of oil and gas properties, has the ability to evaluate (and in fact has evaluated) the Properties for purchase, and is acquiring the Properties for its own account and not with the intent to make a distribution within the meaning of the Securities Act of 1933 (and the rules and regulations pertaining thereto) or a distribution thereof in violation of any other applicable securities laws.

6. Certain Covenants of Sellers Pending Closing. Between the date of this Agreement and the Closing Date:

(a) Each Seller will continue to give Buyer and its attorneys and other representatives access at all reasonable times and upon reasonable notice to the Properties and, at such Seller's office, to such Seller's records pertaining to the ownership and/or operation of the Properties, (including, without limitation, title files, lease files, land files, division order files, well files, environmental records, production records, accounting records, marketing files, equipment inventories, and production, severance and ad valorem tax records) relating to the Properties. No Seller shall be obligated to provide Buyer with access to any records or data which such Seller considers to be proprietary or confidential to it or which such Seller cannot legally provide to Buyer without, in such Seller's opinion, breaching, or risking a breach of, confidentiality agreements with other parties. Buyer recognizes and agrees that all materials made available to it (whether pursuant to this Section or otherwise) in connection with the transaction contemplated hereby are made available to it as an accommodation, and except to the limited extent set forth in Section 4(f) above, without representation or warranty of any kind as to the accuracy and completeness of such materials. Buyer waives and releases all claims against each Seller, its respective parent or subsidiary companies, partners or other affiliates, and its and their directors, officers, employees and agents, for injury to, or death of, persons or for damage to property arising in any way from the conduct of the investigations and examinations contemplated by this Section or the conduct of its employees, agents or contractors in connection with such investigations and examinations (or the exercise of such rights of access).

(b) Each Seller will continue to cause the operation of the Oil and Gas Properties in the ordinary course of its business (or, where such Seller is not the operator of an Oil and Gas Property, will continue its actions as a non-operator in the ordinary course of its business), and will not sell or otherwise dispose of any portion of the Oil and Gas Properties, without the prior written consent of Buyer. From and after the date hereof until the Closing, no Seller will propose the drilling of any additional wells, or propose the deepening, plugging back or reworking of any existing wells, or propose the conducting of any other operations which require consent under the applicable operating agreement, or propose the conducting of any other operations other than the normal operation of the existing wells on the Oil and Gas Properties, or propose the abandonment of any wells on the Oil and Gas Properties; Sellers will advise Buyer of any such proposals made by third parties and will respond to each such proposal made by a third party in the manner reasonably requested by Buyer. Should Buyer fail to respond to any such proposal sufficiently in advance of the time that an election must be made under the applicable operating agreement or other relevant agreement, Sellers may take such action (or fail to take action) as they deem appropriate under the circumstances, and neither such action or any effect on the Properties arising from or in connection with such action shall affect the obligations or Buyer hereunder or result in any liability or responsibility of Sellers to Buyer hereunder.

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(c)      Each Seller will use reasonable  commercial  efforts,  consistent  with industry practices in transactions of this type, to identify (i) all preferential rights to purchase and all rights to require that consents to assignment be obtained which would be applicable to the transactions contemplated hereby and (ii) the parties holding such rights; in attempting to identify the same, such Seller shall in no event be obligated to go beyond its own records. Each Seller will request, from the parties so identified, and in accordance with the documents creating such rights, waivers of the preferential rights to purchase and requirements that consent to assignment be obtained which were so identified. No Seller shall have any obligation hereunder other than to so attempt to identify such preferential rights and requirements for consent to assignment and to so request such waivers. Without limiting the foregoing, each Seller specifically shall have no obligation to assure that such waivers are obtained nor to expend any sums to obtain such waivers. Except to the extent that Buyer can establish that a Seller failed to fulfill the obligations set forth above in this subsection, Buyer shall indemnify and hold each Seller harmless from and against all claims, actions, liabilities, damages, losses, costs or expenses (including court costs and attorney's fees) whatsoever that arise out of the failure to obtain waivers of
         preferential  rights   to  purchase  or  requirements  for  consent  to
         assignment with respect to any transfer by a Seller to Buyer of any part of the Properties and with respect to any subsequent transfers; provided however should Buyer be compelled to transfer after Closing
         any  portion  of  the  Properties  to  a  party  holding  an   unwaived
         preferential right to purchase, Buyer shall be entitled to retain all sums paid by this third party for such portion of the Properties. If a party from whom a waiver of a preferential right to purchase is requested refuses to give such waiver, the affected Seller will tender the required interest in the Property affected by such unwaived preferential right to the holder, or holders, of such right who have elected not to waive such preferential right to purchase. Each affected Seller will tender such required interest at a price equal to the amount specified in Exhibit B hereto for the Wells or specifically identified and valued undrilled location or non-producing interval located on such Property and for the units in which such Property participates, reduced appropriately, as determined by Sellers, if less than the entire Property must be tendered. If, and to the extent that, such preferential right to purchase is exercised by such party or parties, and such interest in such Property is actually sold to such party or parties so exercising such right, such interest in such Property will be excluded from the transaction contemplated hereby and the Base Purchase Price payable to the affected Seller will be reduced by the amount due to such Seller by the party or parties exercising such right.

(d) Each Seller shall exercise reasonable commercial efforts to cause all policies of insurance currently in force and effect and pertaining to the Properties (or policies containing coverage substantially similar to such policies) be maintained by such Seller in full force and effect through Closing.

7.       Due Diligence Reviews.

(a) Buyer may, to the extent it deems appropriate, conduct, at its sole cost, such title examination or investigation, and other examinations and investigations, as it may choose to conduct with respect to the Properties. Should, as a result of such examinations and investigations, or otherwise, matters come to Buyer's attention which would constitute "Defects" (as below defined), and should there be one or more of such Defects which Buyer is unwilling to waive and close the transaction contemplated hereby so long as such Defects exist, Buyer shall notify JN E&P in writing of such Defects no later than December 15, 2000. To be effective, Buyer's notice of Defects (herein called a "Defect Notice") must include (i) a brief description of the matter constituting the Defect so asserted, (ii) the title opinion, other reports of experts, or other documentation on which Buyer's assertion of a Defect is based, (iii) such supporting documents reasonably necessary for Sellers (or a title attorney retained by Sellers) to verify the existence of any such Defect, and (iv) Buyer's estimate of the diminution in the sum to be paid at Closing resulting from such alleged Defect. Such Defects of which Buyer so provides notice are herein called "Asserted Defects". All matters which would constitute Defects with respect to which Buyer fails to so give JN E&P notice will be deemed waived for all purposes.

(b)      The term "Defect" as used in this Section shall mean the following:

(i) Any Seller's ownership of the Properties is such that, with respect to a Well or specifically identified and valued undrilled location or non producing interval or unit listed on Exhibit B hereto, (A) Sellers are entitled to receive a decimal share of the oil, gas and other hydrocarbons produced from, or allocated to, such Well or specifically identified and valued undrilled location or non producing interval or unit less than the decimal share set forth on Exhibit B in connection with such Well or unit in the column headed "Net Revenue Interest" or (B) Sellers are obligated to bear a decimal share of the cost of operation of such Well or specifically identified and valued undrilled location or non producing interval or unit greater than the decimal share set forth on Exhibit B in connection therewith in the column headed "Working Interest"; or

(ii) Any Seller's ownership of an Oil and Gas Property is subject to a mortgage, lien or other encumbrance other than (A) as reflected on Exhibit A hereto, (B) a lien for taxes not yet delinquent, or (C) a mechanic's or materialmen's lien (or other similar lien), or a lien under an operating agreement or similar agreement, to the extent the same relates to expenses incurred which are not yet due, or which is being contested by such Seller in good faith and for which such Seller has agreed to remain responsible and to indemnify Buyer therefor; or

(iii) Any Seller's ownership of an Oil and Gas Property is subject to a preferential right to purchase or a requirement that a consent to assignment be obtained which is actually applicable to the transaction contemplated hereby, unless a waiver of such right has been obtained with respect to the transaction contemplated hereby or, in the case of a preferential right to purchase, an appropriate tender of the applicable interest has been made to the party holding such right, and such party has either declined to exercise such right, or the period of time required for such party to exercise such right has expired without such party exercising such right; or

(iv) Any Seller's ownership of an Oil and Gas Property is subject to an imperfection in title which, if asserted, would cause a Defect, as defined in clause (i) above, to exist, and such imperfection in title is not such as would normally be waived by persons engaged in the oil and gas business purchasing producing property; or

(v) An Oil and Gas Property is in violation of applicable environmental laws in any material respect. As used herein, the term "applicable environmental laws" shall mean all federal, state or local laws, rules, orders or regulations pertaining to health or the environment, including those relating to waste materials and/or hazardous substances.

(vi) Sellers are in Material Breach of any representations or warranties made herein. A breach shall be a Material Breach if the liability associated with the matter affected by such breach shall exceed $50,000 as to any single occurrence or $150,000 in the aggregate as to all such events of breach.

(c) After the execution of this Agreement, Buyer and its authorized representatives shall have physical access to the Properties at Buyer's sole cost, risk and expense for the purpose of inspecting the Properties, conducting such tests, examination, investigations and assessments as may be reasonable and necessary or appropriate to evaluate the environmental and physical conditions of the Properties, including the identification of wetlands. For those Properties which are not operated by Sellers, Buyer shall obtain permission from the operator to conduct such inspections. Sellers shall provide all reasonable assistance in obtaining this permission for Buyer. Buyer shall defend and indemnify Sellers from any and all liability, claims, causes of action, injury to Buyer's employees, agents or contractors or to Buyer's property, and/or injury to Sellers' property, employees, agents or contractors which may arise out of Buyer's inspections, but only to the extent of Buyer's negligence. Buyer agrees to provide to Sellers, upon request, a copy of any environmental assessments, including any reports, data, and conclusions. Likewise, Sellers shall furnish to Buyer a copy of any environmental assessments, including any reports, data, and conclusions pertaining to the Properties in the possession of Sellers. Buyer and Sellers shall keep any and all data or information acquired by all such examinations and results of all analysis of such data and information strictly confidential and not disclose same to any person or agency without the prior written approval of both Buyer and Sellers. The foregoing obligation of confidentiality shall survive Closing or termination of this Agreement without Closing.

(d) Buyer waives and releases all claims against Sellers, their respective parent or subsidiary companies or other affiliates, and their directors, officers, employees and agents, for injury to, or death of, persons or for damage to property arising in any way from the conduct of the investigations and examinations contemplated by this Section (or the exercise of rights of access under Section 7(a) above) or the conduct of its employees, agents or contractors in connection with such investigations and examinations (or the exercise of such rights of access). Buyer shall indemnify Sellers, their respective parent and subsidiary companies and other affiliates, and their directors, officers, employees and agents from and against any and all claims, actions, liabilities, losses, damages, costs or expenses (including court costs and attorney fees) to Buyer's employees, agents, representatives, contractors, or subcontractors whatsoever arising out of the exercise of such rights of investigation and examination (or exercise of such rights of access). THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS, OR EXPENSES
         ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SINGLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE NEGLIGENCE, OR PASSIVE
         NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF SELLERS OR ANY OTHER INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

(e) Upon request by Sellers, Buyer agrees to provide Sellers with a copy of the results of any investigations or examinations conducted pursuant to this Section 7, including but not limited to, any results of sampling of soil or water or any environmental assessments of the Properties. Buyer agrees that any results of such investigations or examinations are confidential and shall not be disclosed to any third party.

8. Certain Price Adjustments. In the event that Buyer notifies JN E&P of Asserted Defects, Sellers shall have the right (but not the obligation) to attempt to cure, prior to Closing, such Asserted Defects. If Sellers are unable (or unwilling) to cure such Asserted Defects prior to Closing, or in the event that Buyer has elected to treat an Oil and Gas Property affected by a casualty loss as if it was an Oil and Gas Property affected by an Asserted Defect, then

(a) Buyer and Sellers shall, with respect to each Oil and Gas Property affected by such matters, attempt to agree upon an appropriate adjustment to the Purchase Price to account for such matters, in accordance with the following principles:

(i) If the Asserted Defect is a mortgage, lien, encumbrance or other charge which is undisputed and liquidated in amount, then (subject to the provisions of paragraph (iv) below) the adjustment would be the amount necessary to be paid to remove the Asserted Defect from the affected Property;

(ii)              If there shall be an Asserted  Defect (or "NRI  Increase",  as defined  below)  which (A)  represents a discrepancy  between
                  (1) the Net Revenue Interest to which Sellers are entitled to receive from any Property and (2) the Net Revenue Interest stated on Exhibit B, and (B) there is a Working
                  Interest change proportionate to the change in the Net Revenue Interest resulting from the Asserted Defect (or NRI Increase), then the amount of the adjustment shall be the product of the value allocated to Sellers' interest in the applicable Property as set forth on Exhibit B (herein called the "Allocated Value") multiplied by a fraction, the numerator of which shall be the change in the Net Revenue Interest of Sellers and the denominator of which shall be the Net Revenue Interest of Sellers set forth on Exhibit B;

(iii) If the Asserted Defect represents a matter of a type not described in paragraphs (i) or (ii) above, the adjustment amount shall be determined by taking into account the Allocated Value of the Property so affected, the portion of the Property affected by the Asserted Defect, the legal effect of the Asserted Defect, the potential economic effect of the Asserted Defect over the life of the affected Property and such other factors as are necessary to make a proper evaluation of the value of the Asserted Defect;

(iv) Notwithstanding any other provision contained herein, the aggregate adjustment attributable to the effect of all Asserted Defects related to a given Property shall not exceed the Allocated Value of such Property; provided, however, that Buyer, may elect to have a Property affected by a Defect excluded from the transaction contemplated hereby if such Property is subject to a Defect which will either (A) require remediation operations to be performed on the affected Property, the cost of which is reasonably expected to exceed, or (B) otherwise require the current expenditure of funds in an amount exceeding, the Allocated Value thereof, unless Sellers agree to adjust the Purchase Price in an amount equal to the full costs of such remediation obligations or other required expenditure of funds.

(b) Should Sellers determine, or should Buyer, in the course of its due diligence reviews contemplated by Section 7 above, have reasonable cause to believe, that the ownership of the Properties by Sellers entitles the Sellers (whether individually or collectively) to a decimal share of the production from a Well or item listed on Exhibit B greater than the decimal share shown for such Well or item under the column headed "Net Revenue Interest" on Exhibit B (herein called an "NRI Increase"), then the party making the determination (or having such cause to believe) that an NRI Increase exists shall promptly notify the other party thereof. JN E&P or Helis may thereafter propose an upward adjustment to the Purchase Price to account for such fact, in which case such adjustment shall be handled in the same manner as provided above with respect to adjustments for Asserted Defects; provided that the party making such determination shall notify the other party no later than December 15, 2000.

(c) Should the parties be unable to agree upon an appropriate adjustment in light of the factors set forth above, then each of JN E&P (on behalf of the JN Group) and Helis (each a "Seller Group") shall have the right to separately elect to either (i) require that the Closing take place, deposit that portion of the estimated diminution in the Allocated Value of the Property affected thereby as set forth in the Defect Notice (but in no event to exceed the Allocated Value of the Property affected thereby) attributable to such Seller Group in an escrow account and attempt to cure one or more Asserted Defects after the Closing; (ii) refer the matter for arbitration in accordance with the provisions of Section 8(d) below, in which case, subject to
         Section 8(a)(iv) above and the final two sentences of this Section 8(c), the price to be paid at Closing shall be reduced by the average of Sellers' and Buyer's estimates of the diminution in the Allocated Value of the Property affected thereby resulting from such Asserted Defect, or (iii) exclude the interest of such Seller Group in the Property affected thereby from the transaction contemplated hereby, in which case the Purchase Price will be reduced by the Allocated Value of the Property affected thereby, subject to Section 8(a)(iv) above and the final two sentences of this Section 8(c). If the Purchase Price reduction (or increase) attributable to the interest of all Sellers which would result from the above provided for procedure (whether determined at Closing o r pursuant to the arbitration pursuant to Section 8(d) below) does not exceed $300,000, then the Purchase Price shall not be adjusted, and if pursuant to the provisions above set forth, Properties were to be excluded from the transaction, none of the Properties which would be excluded by such procedure shall be excluded, except for those properties which Buyer, may, nevertheless, elect to have excluded notwithstanding the fact that no Purchase Price adjustment occurs. If the Purchase Price reduction (increase) attributable to the interest of all Sellers which would result from the above provided for procedure exceeds $300,000, the Purchase Price shall be adjusted by the total amount of such reduction (or increase).

(d) If Sellers or Buyer are unable to agree as to whether a Defect exists, the value to be attributable to an Asserted Defect prior to Closing and any Seller Group has elected not to exclude the affected Property pursuant to the provisions of paragraph 8(c) above, then either Buyer or any such Seller Group may elect to refer the matter to be resolved by a Defect Expert ("Defect Expert"), to be selected by the parties. Such Defect Expert shall be an attorney or other party with not less than 15 years experience in the oil and gas industry such that he or she is considered an expert in oil and gas title matters. The Defect Expert may enlist the advice of a petroleum engineer mutually agreed by the parties with respect to any valuation issues and any other experts as such Defect Expect shall deem reasonably necessary. Within 10 business days after referral of such matter to Defect Expert, each of Buyer and the Seller Group(s) participating in such proceeding acting as a single party (the "Participating Sellers") shall deliver to each other and to the Defect Expert a notice setting forth in adequate detail the issues to be determined by the Defect Expert and the decision (on a word for word basis) that such party desires the Defect Expert to make with respect to the issues being determined (the "Decision Notice"); provided, however, in preparing the Decision Notice each party (as well as the Defect Expert) shall be bound by the provisions of Section 8(a)(iv) above. Within two business days after giving of the two Decision Notices, the Parties shall attend a meeting with the Defect Expert at a mutually acceptable time and place to discuss fully the content of such Decision Notice and based thereon whether either or both wish to modify their Decision Notices in any way. Any such modifications shall be discussed, so that when each party finalizes its Decision Notice, it shall do so with full knowledge of the content of the other parties' final Decision Notice. The finalization of such Decision Notices and the deliver of same by each party to the other shall occur at such meeting unless by mutual agreement they agree to have one or more additional meetings for such purposes. The Defect Expect shall be required to adopt a decision set forth in either Decision Notice and shall have no power to reach any other result. Such Defect Expert shall adopt a decision that in his or her judgment is more fair and equitable and in conformity with the principles set forth in subparagraphs (a)(i) through (a)(iv) of this
         Section 8, the Allocated Value of affected Property, the likelihood of its economic effect on the affected Property and such other reasonable and customary standards as are applicable to the situation. The decision, to be made in writing and signed by the Defect Expert shall determine such dispute. Such decision shall be made, signed and delivered to the parties at the meeting unless otherwise agreed by the parties. The expenses of the Defect Expert and any other expert retained by the Defect Expert shall be borne one-half by the Participating Sellers and one-half by Buyer except that such party shall pay fees and expenses of its counsel, witnesses and employees. The determination and award of the Defect Expect shall be final and binding upon the parties and judgment may be entered thereon in any court of competent jurisdiction upon the application therefore of either party. Within five (5) business days from the execution of such decision, any payment resulting from the decision shall be made.

9. Conditions Precedent to the Obligations of Buyer. The obligations of Buyer under this Agreement are subject to each of the following conditions being met:

(a) Each and every representation and warranty of Sellers under this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to have been made again at and as of the time of Closing and shall at and as of such time of Closing be true and accurate in all respects except as to changes specifically contemplated by this Agreement or consented to by Buyer.

(b) Sellers shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Buyer) each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Sellers prior to or at the Closing.

(c) No suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

(d) The Purchase Price reduction arising under Section 8 hereof will not reduce the Purchase Price by more than twenty five percent (25%) (inclusive of exercised preferential purchase rights).


         If any such condition on the obligations of Buyer under this Agreement is not met as of the Closing Date, or in the event the Closing does not occur on or before December 29, 2000 (herein called the "Termination Date"), and in either case Buyer is not in breach of its obligations hereunder, this Agreement may, at the option of Buyer, be terminated.

10. Conditions Precedent to the Obligations of Sellers. The obligations of Sellers under this Agreement are subject to each of the following conditions being met:

(a) Each and every representation and warranty of Buyer under this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to have been made again at and as of the time of Closing and shall at and as of such time of Closing be true and accurate in all respects except as to changes specifically contemplated by this Agreement or consented to by Sellers.

(b) Buyer shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Sellers) each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

(c) The Purchase Price reduction (if any) which results from the application of Section 8 does not exceed twenty five percent (25%) percent of the Base Purchase Price (inclusive of exercised preferential purchase rights).

(d) Sellers shall have been furnished with evidence reasonably satisfactory to them that Buyer shall have caused to have in effect any bonds required in connection with the ownership and operation of the Properties subsequent to the Closing, such that the bonds of Sellers presently in place may be released in the ordinary course of business.

(e) No suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.


         If any such condition on the obligations of Sellers under this Agreement is not met as of the Closing Date, or in the event the Closing does not occur on or before the Termination Date and (in either case) Sellers are not in breach of its obligations hereunder in the absence of Buyer also being in breach of its Obligations hereunder, this Agreement may, at the option of any Seller Group, be terminated.

11.      Termination of Agreement.

(a)      If this  Agreement is  terminated  by Buyer as set forth in Section 9 above, then the Deposit shall be promptly returned to Buyer, which shall be Buyer's sole remedy hereunder, unless such termination is a result of Sellers' willful and wrongful failure to close the transaction contemplated hereby under circumstances in which all conditions precedent to Sellers' obligations as set forth in Section 10 shall have been performed or satisfied (herein called "Seller Default"), in which event Buyer shall be entitled to pursue any remedies existing at law or in equity. From and after termination due to the first instance set forth above in this Section 11(a), the parties shall have no further obligations to one another hereunder (other than the obligations under Section 16 hereof and under the last two sentences of Section 7 hereof, which will survive such termination), but such termination will not affect any liability or obligation related to the failure of a party to perform its obligations hereunder prior to such termination.

(b) If this Agreement is terminated by Sellers as set forth in Section 10 above, then the Deposit shall be retained by Sellers as liquidated Damages, unless at such time Buyer shall not be in breach of its obligations hereunder, in which case the Deposit shall be promptly returned to Buyer. Upon such termination, the parties shall have no further obligations to one another hereunder (other than the obligations under Section 16 hereof and under the last two sentences of
         Section 7 hereof,  which will  survive such  termination).  The parties agree that time is of the essence for the consummation of the transaction contemplated hereby and that the amount of damages caused by Buyer's breach would be very difficult to calculate exactly. The provision for liquidated damages shall be Sellers' sole remedy hereunder.

(c)      Upon the termination of this Agreement,  whether  pursuant to paragraph
         (a) or (b) above, Sellers shall be free to sell the Property (or any portion thereof) to any other party without any limitation under or by reason of this Agreement, unless at such time a condition of Seller Default shall exist. Buyer shall cooperate with Sellers in effectuating any such sale and shall promptly execute any instrument evidencing the termination of Buyer's right to acquire the Property as may be reasonably requested by Sellers. Buyer shall also immediately return to Sellers all data and other information (and all copies thereof) furnished to Buyer by or on behalf of Sellers in connection with this transaction.

12. The Closing. The closing (herein called the "Closing") of the transaction contemplated hereby shall take place in the offices of JN E&P in Billings, Montana, on or before December 29, 2000, at 10 a.m. Mountain Time, or at such other date and location (i) as the Buyer and Sellers may mutually agree upon or
(ii) to which Sellers may postpone the Closing pursuant to Section 7 hereof (such date and location, as changed pursuant to clauses (i) and (ii), being herein called the "Closing Date"). At the Closing:

(a)      Sellers shall:

(i) execute, acknowledge and deliver to Buyer a conveyance of the Properties, (the "Conveyance"), in the form attached hereto as Exhibit C (and with Exhibit A hereto being attached thereto), effective as to runs of oil and deliveries of gas and other products as of 7:00 a.m., local time at the locations of the Properties, respectively, on September 1, 2000, (herein called the "Effective Date"); and

(ii)              execute  and  deliver to Buyer  letters  in  lieu of  transfer
                  orders (or similar  documentation),  in  form  acceptable   to
                  both parties; and

(iii) deliver to Buyer affidavits or other certification (as permitted by such code) from each Seller that such Seller is not a "foreign person" within the meaning of Section 1445 (or similar provisions) of the Internal Revenue Code of 1986 as amended (i.e., no Seller is a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in such code and regulations promulgated thereunder); and

(iv)              turn over possession of the Properties.

(v) within thirty (30) days after Closing, Sellers will deliver to Buyer the records and other materials described in Section 1(f) above.

(b)      Buyer shall:

(i) deliver to each Seller Group, by wire transfer to an account designated by Sellers in a bank located in the United States, an amount equal to the proportionate part of (a) the Purchase Price allocated to such Seller Group as set forth on Exhibit B-1 (b) less the Deposit; and

(ii) with respect to properties operated by any Seller, execute and deliver to Sellers appropriate evidence reflecting change of operation as required by applicable authorities, and such evidence as Sellers may reasonably require that Buyer is qualified with such authorities to succeed such Seller as operator.

(c) With respect to each Oil and Gas Property with respect to which any Seller is disbursing proceeds of production attributable to other parties entitled thereto, (i) such Seller shall continue to collect proceeds of production during the month in which Closing occurs and shall be responsible for making disbursements, in accordance with its normal procedures (and at normal times) of such proceeds of production so collected to the parties entitled to same, with any proceeds of production thereafter collected by such Seller to be promptly forwarded to Buyer (who shall thereafter account for same to the parties entitled thereto), (ii) such Seller shall, as promptly as possible after Closing deliver to Buyer (A) a copy of its "pay list" for each such property, (B) a list of all parties for whom it is holding in suspense proceeds of production, and (C) a check (which shall be delivered within thirty days after the end of the month in which the Closing occurs) in an amount equal to all suspended funds. Following delivery of the materials referred to in clause (ii) above, Buyer shall become responsible for all disbursements of proceeds of production (including suspense and other disbursements attributable to periods prior to the Effective Date) and such disbursement activities shall be included in the matters which Buyer assumes, and indemnifies Sellers with respect to, under Section 14 below. It is understood and agreed that such Seller does not represent or warrant to Buyer the accuracy of the pay lists so delivered.


13. Certain Accounting Adjustments. Appropriate adjustments shall be made between Buyer and Sellers so that (i) all expenses which are incurred in the operation of the Properties before the Effective Date will be borne by Sellers and all proceeds (net of applicable production, severance, and similar taxes) from sale of oil, gas and/or other minerals produced therefrom before the Effective Date will be received by Sellers, and (ii) all expenses which are incurred in the operation of the Properties after the Effective Date will be borne by Buyer and all proceeds (net of applicable production, severance, and similar taxes) from the sale of oil, gas and/or other minerals produced therefrom after the Effective Date will be received by Buyer. It is agreed that, in making such adjustments: (i) oil which was produced from the Oil and Gas Properties and which was, on the Effective Date, stored in tanks located on the Oil and Gas Properties (or located elsewhere but used by Sellers to store oil produced from the Oil and Gas Properties prior to delivery to oil purchasers) and natural gas above pipeline connections shall be deemed to have been produced before the Effective Date, and (ii) ad valorem taxes assessed with respect to a period which the Effective Date splits (regardless of whether such taxes are computed based upon production in a prior period) shall be prorated based on the number of days in such period which fall on each side of the Effective Date (with the day on which the Effective Date falls being counted in the period after the Effective Date), and shall, where the current year's taxes are not yet known, be based on the previous year's taxes, (iii) no consideration shall be given to the local, state or federal income tax liabilities of any party, and
(iv) in calculating expenses, with respect to each well or wells as to which any Seller is the operator, there shall be included in expenses for the period from the Effective Date to Closing an amount (A) equal to the overhead rate which would be chargeable to such Seller during such time under the terms of the applicable joint operating agreement if such Seller were a non-operator, or (B) if there is no applicable joint operating agreement, at the applicable rates set forth under Exhibit H attached hereto. On or before 75 days after Closing, Buyer and Sellers shall determine the amounts of such adjustments, and shall make such adjustments by appropriate payments from Sellers to Buyer or from Buyer to Sellers.

         Buyer and Sellers agree that the net gas imbalance attributable to the Properties as of the Effective Date is believed to be that which is set forth on Exhibit "I" (the "Agreed Imbalance"), notwithstanding that the actual imbalance may be lesser or greater. Buyer and Sellers shall verify the actual net gas imbalance in the Post-Closing accounting, if not before, and any imbalance shall be accounted for between the parties at the price of $1.50 per MCF but only as to those volumes which exceed or are less than the Agreed Imbalance; provided, however, that if an applicable operating or gas balancing agreement requires cash balancing upon conveyance of the Properties, the adjustment price shall equal the price received in the cash balancing. Such settlement shall become final ninety (90) days after Closing, it being understood and agreed by the parties that should any variance in the gas imbalance be discovered after the Post-Closing accounting within the period of time ending ninety days after Closing, the parties will adjust therefor in the same manner as set forth in this paragraph, and thereafter neither party shall make claim upon the other concerning the gas balances of the Properties. Upon Closing, Buyer shall own and assume all rights and liabilities relating to gas imbalances discovered after the ninety day period set forth above, including any revenue adjustment caused by such subsequently discovered imbalance.

14.      Assumption and Indemnification.

(a) Buyer shall, on the date of Closing, agree (and, upon the delivery to Buyer of the Conveyance shall be deemed to have agreed) (a) to assume, and to timely pay and perform, all duties, obligations and liabilities relating to the ownership and/or operation of the Properties after the Effective Date (including, without limitation, those arising under the contracts and agreements described in Section 1(d) above), and (b) to indemnify and hold each Seller, its parent and subsidiary companies and other affiliates, and its and their directors, officers, employees and agents harmless from and against any and all claims, actions, liabilities, losses, damages, costs or expenses (including court costs and attorneys' fees) of any kind or character arising out of or otherwise relating to the ownership and/or operation of the Properties after the Effective Date. In connection with (but not in limitation of) the foregoing, it is specifically understood and agreed that matters arising out of or otherwise relating to the ownership and/or operation of the Properties after the Effective Date shall include all matters arising out of the condition of the Properties on the Effective Date (including, without limitation, within such matters all obligations to properly plug and abandon, or replug and re-abandon, wells located on the Properties, to restore the surface of the Properties and to comply with, or to bring the Properties into compliance with, applicable environmental laws, including conducting any remediation activities which may be required on or otherwise in connection with activities on the Properties), regardless of when the events occurred which give rise to such condition (and regardless of whether any Seller, its officers, employees, agents or other representatives, were wholly or partially negligent or otherwise, at fault), and the above provided for assumptions and indemnifications by Buyer shall expressly cover and include such matters so arising out of such condition. Buyer also assumes, and agrees to timely pay and perform, and to indemnify Sellers with respect to, all obligations and liabilities with respect to any sales and/or use tax that may be applicable to the transaction contemplated by this Agreement. This indemnifications contained in this Section 14 expressly includes any claims that arise as a result of strict liability.

(b) Subject to the terms and conditions of this Section 14, Sellers shall severally (and not jointly and severally) indemnify, defend, and hold harmless Buyer from and against any and all costs, expenses or other liabilities asserted against, resulting to, imposed upon, or incurred by Buyer, directly or indirectly, by reason of or resulting from any proceeding initiated by a person or entity other than Buyer or any affiliate of Buyer (a "Third Party") against Buyer or with respect to the Properties as a result of a condition existing on the Oil and Gas Properties as of the Closing which constitutes a violation of existing Applicable Environmental Laws (an "Environmental Claim"), with respect to which Buyer has given written notice to Sellers prior to 5 p.m. Mountain Time on April 15, 2001, except for Environmental Claims for which Purchase Price adjustments under Section 8 hereof have been made or which were asserted prior to the Defect Date, and as further set forth in this section. Buyer covenants and agrees that neither Buyer nor any affiliate of Buyer will disclose or otherwise reveal to any Third Party any facts or other information concerning or relating to any matter which might be the subject of an Environmental Claim. Without limiting the foregoing, neither Buyer nor any affiliate of Buyer shall solicit or encourage Third Parties to commence any Environmental Claim against Buyer or with respect to the Properties for which Buyer would be entitled to indemnification under this
         Section 14. To the extent that Buyer (or its affiliates) breaches its covenants set forth in the preceding sentences, the indemnification set forth in this Section 14 shall not be applicable to any Environmental Claim in any way arising from or connection with such breach.

15. Disclaimer of Warranties. The Properties are being sold by each Seller "where is" and "as is" without any warranty of title, except with respect to the Oil and Gas Properties, as to those claiming by, through or under such Seller. Each Seller hereby expressly disclaims any and all representations or warranties (other than those expressly set out in Section 4 above) with respect to the Properties or the transaction contemplated hereby. Specifically as a part of (but not a limitation of) the foregoing, Buyer acknowledges that no Seller has made, and each Seller hereby expressly disclaims, any representation or warranty (express, implied, under common law, by statute or otherwise) relating to titles of the properties, the condition of the properties (INCLUDING WITHOUT LIMITATION, SELLERS DISCLAIM ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), the extent of oil, gas and/or other mineral reserves, the recoverability of or the cost of covering any of such reserves, the value of reserves, prices (or anticipated prices) at which production has been or will be sold, the ability to sell oil or gas production from the Properties, and the environmental condition of the Oil and Gas Properties, including, but not limited to, practices or conditions that may have resulted in environmental contamination or violations of applicable environmental laws.

16. Commissions. Sellers agree to indemnify and hold harmless Buyer from and against any and all claims, obligations, actions, liabilities, losses, damages, costs or expenses (including court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, any Seller with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Buyer agrees to indemnify and hold harmless each Seller from and against any and all claims, obligations, actions, liabilities, losses, damages, costs or expenses (including court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Buyer with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

17. Casualty Loss. In the event of damage by fire or other casualty to the Properties prior to the Closing, then this Agreement shall remain in full force and effect, and (unless Buyer and Sellers shall otherwise agree) in such event as to any Properties so damaged, then, at Buyer's election, either (A) such Property shall be treated as if it had an Asserted Defect associated with it and the procedure provided for in Section 8 shall be applicable thereto, or (B) the Purchase Price will not be adjusted, and if any Seller should be entitled to make any claims under any insurance policy with respect to such damage, such Seller shall, at such Seller's election, either collect (and when collected pay over to Buyer), or assign to Buyer, such claims. To the extent that sums are properly paid over to Buyer under this Section 17 less the deductible provided in such insurance policy, Sellers shall reimburse Buyer for the amount of such deductible amount so withheld.

18. Notices. All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service (which provides a receipt), by telex or telecopier (with receipt acknowledged), or by registered or certified mail (postage prepaid), at the following addresses:

               If to Buyer:

                                 St. Mary Land & Exploration Company
                                 7060 S. Yale, Suite 800
                                 Tulsa, Oklahoma  74136-5741
                                 Facsimile: Tulsa, Oklahoma  (918) 488-0105
                                 Attention: Julian C. Pope

            With a copy to:

                                 St. Mary Land & Exploration Company
                                 1776 Lincoln Street, Suite 1100
                                 Denver, Colorado  80203
                                 Facsimile: (303) 863-1040
                                 Attention: Milam Randolph Pharo

             If to Sellers:

                                 JN Exploration & Production Limited Partnership c/o JN Oil and Gas, Inc.
                                 550 North 31st Street, Suite 300
                                 Billings, Montana  59101
                                 Facsimile: (406) 248-5253
                                 Attention: G.K. Nelson
            With a copy to:

                                 The William G. Helis Company, L.L.C.
                                 228 St. Charles Avenue, Suite 912
                                 New Orleans, Louisiana 70130
                                 Facsimile: (504) 522-6486
                                 Attention: David Kerstein


and shall be considered delivered on the date of receipt. Either Buyer or any Seller may specify as its proper address any other post office address within the continental limits of the United States by giving notice to the other party, in the manner provided in this Section, at least ten (10) days prior to the effective date of such change of address.

19. Survival of Provisions. The representations and warranties made herein by Buyer and Sellers shall expire at the Closing hereof and shall be of no further force or effect thereafter. If the Closing occurs under this Agreement, all conditions of Closing shall be deemed to have been waived or satisfied and after such Closing, neither party shall have any liability whatsoever to the other arising out of, resulting from, or attributable to any such conditions of Closing, irrespective of whether such conditions of Closing were, in fact, explicitly waived or satisfied. Notwithstanding the foregoing, nothing contained in this Section 19 shall alter, limit or otherwise affect the rights and obligations of the parties set forth in Sections 13 through 20 inclusive, which rights and obligations shall also survive the Closing and the delivery of the Conveyance.

20.      Miscellaneous Matters.

(a) After the Closing, Sellers shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments, notices, division orders, transfer orders and other documents, and do such other and further acts and things, as may be reasonably necessary to more fully and effectively grant, convey and assign the Properties to Buyer.

(b) Neither party shall have the right to assign its rights under this Agreement, without the prior written consent of the other party first having been obtained.

(c) On the date of Closing (and, upon the delivery to Buyer of the Conveyance), Buyer shall succeed to the position of Sellers with respect to all gas imbalances and to the position of Sellers with respect to all make-up obligations. As a result of such succession Buyer shall (i) be entitled to receive any and all benefits, including payments of proceeds of production in excess of amounts which it would otherwise be entitled to produce and receive by virtue of ownership of the Oil and Gas Properties, which Sellers would have been entitled to receive by virtue of such position, and (ii) shall be obligated to suffer any detriments (whether the same be in the form of obligations to deliver production which would have otherwise been attributable to its ownership of the Oil and Gas Properties without receiving full payment therefor, or be in the form of the obligation to make payment in cash) which Sellers would have been obligated to suffer by virtue of such positions.

(d) To the extent applicable to the transaction contemplated hereby or any portion thereof, Buyer waives the provisions of the Texas Deceptive Trade Practices Act, Chapter 17, Subchapter E, Sections 17.41 through 17.63, inclusive (other than Section 17.555 which is not waived), Texas Business and Commerce Code. In connection with such waiver, Buyer hereby represents and warrants to each Seller that Buyer (a) is in the business of seeking or acquiring by purchase or lease, goods, or services, for commercial or business use, (b) has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transaction contemplated hereby and (c) is not in a significantly disparate bargaining position.

(e) In connection with Buyer's evaluation of the Properties, Sellers shall disclose to Buyer certain confidential information, which is proprietary, and includes, but is not necessarily limited to, geological and geophysical data; maps, models, and interpretations; and commercial, contractual, and financial information. All such data disclosed by any Seller to Buyer shall hereinafter be referred to as the "Confidential Information". If, for any reason the Closing does not occur, Buyer agrees that the Confidential Information shall be kept strictly confidential and shall not be sold, traded, published, or otherwise disclosed to anyone in any manner whatsoever, including by means of photocopy or reproduction, without JN E&P' prior written consent, except as provided in Sections 20(e)(i), 20(e)(ii), and 20(e)(iii) below.

(i)               Buyer  may  disclose  the   Confidential  Information  without
                  JN E&P' prior written consent only to the extent such information:

(A) is already known to Buyer as of the date of disclosure hereunder;

(B) is already in possession of the public or becomes available to the public other than through the act or omission of Buyer;

(C) is required to be disclosed under applicable law or by a governmental order, decree, regulation, or rule (provided that Buyer shall give written notice to JN E&P prior to such disclosure); or

(D) is acquired independently from a third party that has the right to disseminate such information at the time it is acquired by Buyer.

(ii) Buyer shall be entitled to disclose the Confidential Information without JN E&P's prior written consent to such of the following persons who have a clear need to know in order to evaluate Sellers' petroleum exploration and production rights:

(A)                     employees, officers, and directors of Buyer;

(B)                     any   professional  consultant  or  agent  retained   by
                        Buyer for the purpose of evaluating the Confidential Information.

(iii) Prior to making any such disclosures to persons under subparagraph 20(e)(ii) above, however, Buyer shall obtain an undertaking of confidentiality, in the same form and content as this Agreement, from each such person.

(iv) Buyer shall use, or permit the use of the Confidential Information disclosed under Section 20 (e)(ii) or 20(e)(iii) above, only to evaluate petroleum exploration and production rights held by Sellers.

(v) Buyer shall be responsible for ensuring that all persons to whom the Confidential Information is disclosed under this Agreement shall keep such information confidential and shall not disclose or divulge the same to any unauthorized person. Neither Sellers nor Buyer shall be liable in an action initiated by one against the other for special, indirect, or consequential damages resulting from or arising out of this Agreement, including, without limitation, loss of profit or business interruptions, however same may be caused.

(vi) The Confidential Information shall remain the property of Sellers, and any Seller may demand the return thereof at any time upon giving written notice to Buyer. Within ten (10) days of receipt of such notice, Buyer shall return all of the original Confidential Information and shall destroy all copies and reproductions (both written and electronic) in its possession and in the possession of persons to whom it was
                  disclosed   pursuant  to  Sections  20(e)(ii)  and  20(e)(iii)
                  hereof.

(vii) The term of this Section 20(e) and the rights and obligations created hereunder shall commence upon the date hereof and shall continue for a period of two (2) years or Closing, whichever first occurs.

(viii) No Seller makes any representations or warranties, express or implied, as to the quality, accuracy, and completeness of the Confidential Information disclosed hereunder. No Seller (including its affiliated companies, and their officers, directors, employees) shall have any liability whatsoever with respect to the use of or reliance upon the Confidential Information by Buyer.

Buyer and Sellers agree, to the best of their ability, to keep the terms and conditions of this sale confidential, both prior to and for a period of six months after Closing, except upon written consent of the other or as may be required by law, rule or regulation.

(f) Each party hereto shall bear and pay all expenses incurred by it in connection with the transaction contemplated by this Agreement.

(g) Notwithstanding any other provision of this Agreement to the contrary, the representations, warranties, covenants and other obligations of the Sellers under this Agreement are and shall be several and not joint and several.

(h) No assignment or other transfer by Buyer of any interest in the Properties or of its rights and/or obligations under this Agreement shall relieve or release Buyer from any liabilities or other obligations to Sellers under this Agreement. Without limiting the foregoing, Buyer agrees that it shall cause the transferee of any such assignment or other transfer to specifically agree to be bound by and to perform all obligations and liabilities of Buyer under this Agreement.

(i) This Agreement and the documents to be delivered at Closing contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions among the parties with respect to such subject matter. The descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Within this Agreement words of any gender shall be held and construed to cover any other gender, and words in the singular shall be held and construed to cover the plural, unless the context otherwise requires. Time is of the essence in this Agreement.

(j) This Agreement may be amended, modified, supplemented, restated or discharged (and provisions hereof may be waived) only by an instrument in writing signed by the party against whom enforcement of the amendment, modification, supplement, restatement or discharge (or waiver) is sought.

(k) The Agreement shall be binding on the parties hereto and their respective successors and assigns.

            [The remainder of this page is intentionally left blank.]

         IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.


                   SELLERS:

                                 JN EXPLORATION & PRODUCTION LIMITED PARTNERSHIP By JN Oil and Gas, Inc., Its General Partner


                                 By:    /s/G.K. NELSON
                                        --------------
                                 Name:  G. K. Nelson
                                 Title: President

                                 COLT RESOURCES CORPORATION


                                 By:    /s/G.K.NELSON
                                        -------------
                                 Name:  G. K. Nelson
                                 Title: President

                                 PRINCEPS PARTNERS, INC.


                                 By:    /s/G.K.NELSON
                                        -------------
                                 Name:  G. K. Nelson
                                 Title: President

                                 THE WILLIAM G. HELIS COMPANY, L.L.C.


                                 By:    /s/DAVID A. KERSTEIN
                                        --------------------
                                 Name:  David A. Kerstein
                                 Title: President of Helis Oil & Gas Corporation
                                        Manager and a Member of
                                        The William G. Helis Company, L.L.C.

                   BUYER:

                                 ST. MARY LAND & EXPLORATION COMPANY


                                 By:    /s/MILAM RANDOLPH PHARO
                                        -----------------------
                                 Name:  Milam Randolph Pharo
                                 Title: Vice President - Land & Legal


Signature Page 1

THE STATE OF  MONTANA

COUNTY OF  YELLOWSTONE

         This  instrument  was  acknowledged  before  me on  this    17   day of
                                                                   ------

October, 2000, by G. K. Nelson as President of JN Oil and Gas, Inc., a Wyoming corporation, Managing Partner for JN EXPLORATION & PRODUCTION LIMITED PARTNERSHIP, a Delaware limited partnership, for and on behalf of such corporation.



  [SEAL]                                      /s/MELODY MYHRE
                                              -------------------------------
                                              Notary Public, State of Montana
                                              My Commission expires: 3/15/2004



THE STATE OF  MONTANA

COUNTY OF  YELLOWSTONE

         This  instrument  was  acknowledged  before  me  on  this   17   day of
                                                                   ------
October, 2000, by G. K. Nelson as President of COLT RESOURCES CORPORATION, a Delaware corporation, for and on behalf of such corporation.



  [SEAL]                                      /s/MELODY MYHRE
                                              -------------------------------
                                              Notary Public, State of Montana
                                              My Commission expires: 3/15/2004



THE STATE OF  MONTANA

COUNTY OF  YELLOWSTONE

         This  instrument  was  acknowledged  before  me  on  this   17   day of
                                                                   ------
October, 2000, by G. K. Nelson as President of PRINCEPS PARTNERS, INC., a Colorado corporation, for and on behalf of such corporation.



  [SEAL]                                      /s/MELODY MYHRE
                                              -------------------------------
                                              Notary Public, State of Montana
                                              My Commission expires: 3/15/2004



Signature Page 2

THE STATE OF  LOUISIANA

PARISH OF  ORLEANS

         This  instrument  was  acknowledged  before  me  on  this   20  day  of
                                                                    -----
October, 2000, by David A. Kerstein as President of Helis Oil & Gas Corporation, Manager and a Member of THE WILLIAM G. HELIS COMPANY, L.L.C., a Louisiana limited partnership, for and on behalf of such corporation.



  [SEAL]                                      /s/MARY ANN MEYER
                                              Notary Public, State of Louisiana
                                              My Commission expires: at death





THE STATE OF COLORADO

COUNTY OF DENVER

         This  instrument  was  acknowledged  before  me  on  this   18   day of
                                                                    -----
October, 2000, by Milam Randolph as Vice President - Land & Legal of St. Mary Land & Exploration Company, a Delaware corporation, on behalf of such corporation.



[SEAL]                                        /s/PATRICIA FLANIGAN
                                              --------------------------------
                                              Notary Public, State of Colorado
                                              My Commission expires: 5/15/03


        [fix acknowledgement if states not using above form are included]


Signature Page 2